EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

	Year		Year		Year		Year		Year
	Ended		Ended		Ended		Ended		Ended
	December 31, 2012		December 31, 2011		December 31, 2010		December 31, 2009		December 31, 2008

Income From Continuing Operations	14,924,146		$14,336,599		$5,344,133		$10,577,001		$9,080,178
Add:
Interest on indebtedness	4,552,930		3,678,884		3,215,554		3,042,652		3,633,134
Amortization of financing costs	581,353		277,934		245,444		267,210		151,929

Earnings	$20,058,429		$18,293,417		$8,805,131		$13,886,863		$12,865,241

Fixed charges and preferred stock dividends:
Interest on indebtedness and capitalized interest	$4,692,984		$3,678,884		$3,534,789		$3,263,434		$4,190,779
Amortization of financing costs	581,353		277,934		245,444		267,210		151,929

Fixed charges	5,274,337		3,956,818		3,780,233		3,530,644		4,342,708

Add:
Preferred stock dividends	-		-		-		-		-

Combined fixed charges and preferred stock dividends	$5,274,337		$3,956,818		$3,780,233		$3,530,644		$4,342,708

Ratio of earnings to fixed charges	3.80	x	4.62	x	2.33	x	3.93	x	2.96	x